EXHIBIT 21

LIST OF SUBSIDIARIES

The direct and indirect subsidiaries of ATC Technology Corporation are:

Name	Jurisdiction of Incorporation	Name Under Which Business is Conducted
ATC Custom Services, Inc.	Delaware	Not Applicable
ATC Drivetrain, Inc.	Delaware	Aaron’s Automotive Products, Inc. Autocraft Industries, Inc.
ATC Logistics & Electronics, Inc.	Delaware	ATC Logistics Autocraft Electronics Logistics Services Material Recovery
ATC Information Services, Inc.	Delaware	ATCIS ATC Information Services
ATS Remanufacturing Corp.	Delaware	Not Applicable
Autocraft Developments Limited	England	Not Applicable
ATC Drivetrain s.r.o.	Czech Republic	Not Applicable
Autocraft Industries Limited	England	Not Applicable
Automotive Developments Limited	England	Not Applicable
Aftermarket Technology (U.K.) Holding Limited	England	Not Applicable
Elbar Industrial Limited	England	Not Applicable
Elbar Industrial (Trading) Limited	England	ATC Drivetrain Autocraft UK Autocraft Industries South East Lincs Engineering
ZZYZX, S. DE R.L. DE C.V.	Mexico	Not Applicable